Exhibit 99

CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA – UNIVEST NATIONAL BANK AND TRUST
CO. – REPORTS SOLID SECOND QUARTER EARNINGS

     Souderton, Pa, July 28, 2004—Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $5,589,000 or $.65 basic net income per share for the second quarter ended June 30, 2004. This represents an increase of 1.5% in net income and 1.6% in basic net income per share over the $5,505,000 and $.64 basic net income per share for the same period ended June 30, 2003. Diluted earnings per share were $.64 for both of the three month-periods ended June 30, 2004 and 2003.

      For the six months ended June 30, 2004, Univest reported net income of $11,039,000 or $1.29 basic net income per share compared to $10,554,000 or $1.24 basic net income per share reported for the six months ended June 30, 2003. This net income change represents an increase of 4.6% . Diluted earnings per share were $1.26 and $1.22 for the six months ended June 30, 2004 and 2003 respectively.

      On July 1, 2004, Univest Corporation paid a quarterly cash dividend of $.25 per share, which represents an increase of 25% over the same period last year.

      Assets totaled $1,639,638,000 and net worth totaled $149,201,000 as of June 30, 2004.

      Following Univest’s stock and overall trends in the industry is more convenient for investors and shareholders than ever before. Univest’s investor relation’s link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

     Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a network of 36 financial service centers and 41 ATM locations.

Page 2 - Univest Corporation 2nd Quarter Earnings Release

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
(In thousands, except per share data

	For the Second Quarter Ended,
	June 30, 2004	June 30, 2003	% CHANGE

Net interest income	$13,868	$12,191	13.76%
Provision for loan losses	$158	$—	—
Net interest income after
provision for loan losses	$13,710	$12,191	12.46%
Net income	$5,589	$5,505	1.53%
Net income per share:
Basic	$0.65	$0.64	1.56%
Diluted	$0.64	$0.64	0.00%
Dividends per share	$0.25	$0.20	25.00%
	For the Six Months Ended,
	June 30, 2004	June 30, 2003	% CHANGE

Net interest income	$27,769	$23,852	16.42%
Provision for loan losses	$832	$400	108.00%
Net interest income after
provision for loan losses	$26,937	$23,452	14.86%
Net income	$11,039	$10,554	4.60%
Net income per share:
Basic	$1.29	$1.24	4.03%
Diluted	$1.26	$1.22	3.28%
Dividends per share	$0.50	$0.40	25.00%

	June 30, 2004	June 30, 2003	% CHANGE

Total assets	$1,639,638	$1,525,442	7.49%
Total shareholders' equity	$149,201	$139,898	6.65%
Total deposits	$1,252,278	$1,176,310	6.46%

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.